Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

July 7, 2016

Kraft Heinz Foods Company

1 PPG Place

Suite 3100

Pittsburgh, Pennsylvania 15222

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel for Kraft Heinz Foods Company, a Pennsylvania corporation (the “Issuer”), in connection with the proposed registration by the Issuer of $1,000,000,000 in aggregate principal amount of 1.60% Senior Notes due 2017 (the “2017 Exchange Notes”), $1,500,000,000 in aggregate principal amount of 2.00% Senior Notes due 2018 (the “2018 Exchange Notes”), $1,500,000,000 in aggregate principal amount of 2.80% Senior Notes due 2020 (the “2020 Exchange Notes”), $1,000,000,000 in aggregate principal amount of 3.50% Senior Notes due 2022 (the “2022 Exchange Notes”), $2,000,000,000 in aggregate principal amount of 3.95% Senior Notes due 2025 (the “2025 Exchange Notes”), $1,000,000,000 in aggregate principal amount of 5.00% Senior Notes due 2035 (the “2035 Exchange Notes”), $2,000,000,000 in aggregate principal amount of 5.20% Senior Notes due 2045 (the “2045 Exchange Notes”), $2,000,000,000 in aggregate principal amount of 3.00% Senior Notes due 2026 (the “2026 Exchange Notes”) and $3,000,000,000 in aggregate principal amount of 4.375% Senior Notes due 2046 (the “2046 Exchange Notes” and, together with the 2017 Exchange Notes, the 2018 Exchange Notes, the 2020 Exchange Notes, the 2022 Exchange Notes, the 2025 Exchange Notes, the 2035 Exchange Notes, the 2045 Exchange Notes, and the 2026 Exchange Notes, the “Exchange Notes”) each to be guaranteed (the “Guarantees”) by The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The Exchange Notes are to be issued pursuant to the Indenture dated as of July 1, 2015 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”) by and among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as successor trustee to Wells Fargo Bank, National Association (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 1.60% Senior Notes due 2017 issued on July 2, 2015 (the “Outstanding 2017 Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 2.00% Senior Notes due 2018 issued on July 2, 2015 (the “Outstanding 2018 Notes”), of which $1,500,000,000 in aggregate principal amount is outstanding, the Issuer’s 2.80% Senior Notes due 2020 issued on July 2,

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Kraft Heinz Foods Company

July 7, 2016

2015 (the “Outstanding 2020 Notes”), of which $1,500,000,000 in aggregate principal amount is outstanding, the Issuer’s 3.50% Senior Notes due 2022 issued on July 2, 2015 (the “Outstanding 2022 Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 3.95% Senior Notes due 2025 issued on July 2, 2015 (the “Outstanding 2025 Notes”), of which $2,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 5.00% Senior Notes due 2035 issued on July 2, 2015 (the “Outstanding 2035 Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 5.20% Senior Notes due 2045 issued on July 2, 2015 (the “Outstanding 2045 Notes”), of which $2,000,000,000 in aggregate principal amount is outstanding, the Issuer’s 3.00% Senior Notes due 2026 issued on May 24, 2016 (the “Outstanding 2026 Notes”), of which $2,000,000,000 in aggregate principal amount is outstanding and the Issuer’s 4.375% Senior Notes due 2046 issued on May 24, 2016 (the “Outstanding 2046 Notes” and, together with the Outstanding 2017 Notes, the Outstanding 2018 Notes, the Outstanding 2020 Notes, the Outstanding 2022 Notes, the Outstanding 2025 Notes, the Outstanding 2035 Notes, the Outstanding 2045 Notes, and the Outstanding 2026 Notes, the “Outstanding Notes”), of which $3,000,000,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Guarantor, (ii) minutes and records of the corporate proceedings of the Guarantor with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Rights Agreement, dated as of July 2, 2015, by and among the Issuer, the Guarantor, and Barclays Capital Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC on behalf of the other initial purchasers, (v) the Registration Rights Agreement, dated as of May 24, 2016, by and among the Issuer, the Guarantor, and Barclays Capital Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC on behalf of the other initial purchasers, (v) the Registration Statement and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantor.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Kraft Heinz Foods Company

July 7, 2016

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Outstanding Notes in exchange for the Outstanding Notes and the guarantees related thereto pursuant to the exchange offer described in the Registration Statement (assuming the due authorization and execution of the Exchange Notes and the Guarantees by the Issuer, and the due delivery of the Exchange Notes and the Guarantees by the Issuer to holders of the Outstanding Notes in exchange for the Outstanding Notes and the guarantees related thereto), the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and binding obligations of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantor of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any registrant is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Kraft Heinz Foods Company

July 7, 2016

Yours very truly,

/S/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP